EXHIBIT 23.0  CONSENT OF CLARK, SCHAEFER, HACKETT & CO.


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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (No. 333-59605) on Form S-8 of Lenox Bancorp, Inc. pertaining to the 1997 Incentive Plan of our report dated February 2, 1999, relating to the consolidated balance sheets of Lenox Bancorp, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, which report appears in the Annual Report on Form 10KSB for the year ended December 31, 1998.



/s/ CLARK, SCHAEFER, HACKETT & CO.
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CLARK, SCHAEFER, HACKETT & CO.

Cincinnati, Ohio
March 29, 1999